Exhibit 10.2

Execution Version

December 23, 2013

Roger A. Fox

Eagle Rock Energy

1415 Louisiana Street, Suite 2700

Houston, TX 77002

Re: Your Restricted Unit Award

Dear Roger A. Fox:

Eagle Rock Energy G&P, LLC (the “Company”) previously granted you awards of restricted units (each an “Award”) under the Eagle Rock Energy Partners Long Term Incentive Plan (the “Plan”) pursuant to certain Restricted Unit Agreements by and between the Company and you (each an “Award Agreement”). Section 4(b)(iii) of each Award Agreement contains a provision whereby the compensation committee of the board of directors of the Company (the “Compensation Committee”) may elect to vest all or any portion of the restricted units that remain unvested on the date of your termination without Cause or for Good Reason. In reviewing this provision, the Compensation Committee determined at a meeting held December 19, 2013 that it wants to cause the accelerated vesting of all unvested restricted units held by you to occur on your date of termination without Cause or for Good Reason during the Protection Period (as defined in the Executive Change of Control Agreement between the Company and you), with any settlement due to you as a result of such acceleration being made in accordance with the terms and conditions of the Plan and each Award Agreement; provided that a termination that is coupled with an offer of employment with a successor in interest (“Successor”) to Eagle Rock Energy Partners, L.P. (the “Partnership”) or the midstream business unit of the Partnership as a result of a Change of shall not result in any accelerated vesting pursuant to this sentence.

Notwithstanding the foregoing, to the extent that your Awards are converted into comparable awards by, and in the equity of, a Successor, such Successor shall provide benefits equal to what you are entitled to under this letter (“Letter”). For the avoidance of doubt, any Successor shall cause the accelerated vesting of all unvested amounts under any comparable awards held by you to occur on your date of termination without Cause or for Good Reason during the Protection Period (as defined in the Executive Change of Control Agreement between the Company and you) from the Successor or one of its affiliates, with any settlement due to you as a result of such acceleration being made in accordance with the terms and conditions of the Successor’s equity plan and applicable award agreement pursuant to which the comparable award was granted.

You are not required to take any further action to accept the terms and conditions of the Letter.  Simply retain a copy of this letter for your records. Except for the Letter, your Award Agreements will continue in full force and effect. Capitalized terms used but not defined herein shall have the meaning given such terms under the Plan or your Award Agreements, as applicable.

If you have any questions, please contact Lynda Irvine at (281) 408-1209.

Sincerely,

Eagle Rock Energy G&P, LLC

By:	/s/ Joseph A. Mills

Name: Joseph A. Mills

Title: Chairman and Chief Executive Officer